PRESS RELEASE

HANGER ORTHOPEDIC GROUP, INC. REPORTS DEVELOPMENTS

Bethesda, Maryland. June 18, 2004. Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced developments relating to previously announced allegations in the press concerning possible billing improprieties. Those allegations were made on the evening of June 14, 2004, in a news story that appeared on a New York City television station. The allegations included claims by an employee in the Company’s patient care center in West Hempstead, New York that one of the clinicians was signing doctors’ signatures on prescription forms. The employee earlier had reported those allegations on the Company’s compliance hotline, which is a confidential communication vehicle that encourages individuals to come forward with any concerns or suspicions regarding potential violations of the Company’s processes or policies.

After the news story, on the morning of June 15, 2004, the New York Stock Exchange halted trading in the Company’s common stock at the Company’s request due to unusually heavy volume. Trading was resumed that afternoon following the issuance of the Company’s press release.

On June 17, 2004, the Company received a subpoena from the U.S. Attorney’s Office for the Eastern District of New York requesting that the Company produce documents relating to these allegations, and seeking information concerning 14 of the Company’s patient care centers located in downstate New York. The SEC also has requested information from the Company relating to the allegations.

Also on June 17, 2004, the Audit Committee of the Company’s Board of Directors engaged the law firm of McDermott Will & Emery to serve as special counsel to the committee to conduct an independent investigation.

Ivan R. Sabel, Chairman & CEO of the Company, said “Hanger Orthopedic Group is absolutely committed to maintaining the highest standards of integrity and compliance. We will aggressively determine the facts relating to these allegations, and will endeavor to cooperate with regulatory authorities. We look forward to the completion of a thorough investigation.”

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premiere provider of orthotic and prosthetic patient-care services. Hanger is the market leader in the United States, owning and operating 608 patient-care centers in 44 states and the District of Columbia, with 3,115 employees. Hanger is organized into two business segments: patient-care, which consist of nationwide orthotic and prosthetic practice centers, and distribution, which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient-care centers. In addition, Hanger operates the largest orthotic and prosthetic managed care network in the country.